Exhibit 4.4

THIS WARRANT AND THE SHARES PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Dated: December 22, 2011

WARRANT TO PURCHASE

SERIES D PREFERRED STOCK OF

VIOLIN MEMORY, INC.

This certifies that Toshiba America Electronic Components, Inc., or permitted assigns (collectively, the “Holder”), for value received, is entitled to purchase, at an exercise price of $0.01 per share, from Violin Memory, Inc., a Delaware corporation (the “Company”), up to that number of fully paid and nonassessable Warrant Shares, equal to the quotient obtained in accordance with the following calculation:

Warrant Shares	=	Aggregate Unpaid Past Due Amounts
the Stock Valuation Price

This Warrant shall be exercisable at any time from time to time up to and including the earlier of (i) 5:00 p.m. (Pacific Time) on December 22, 2021, and (ii) immediately prior to the closing of any reorganization, consolidation or merger of the Company in a transaction pursuant to which the stockholders of the Company immediately prior to such transaction do not hold a majority of the equity interests and voting power of the resulting or surviving entity immediately following such transaction (such earlier time being referred to herein as the “Expiration Date”) upon delivery to the Company at its principal office of (i) the Form of Subscription attached hereto duly completed and executed, (ii) payment pursuant to Section 2 of the aggregate exercise price for the number of Warrant Shares for which this Warrant is being exercised determined in accordance with the provisions hereof, and (iii) documentation supporting the applicable Aggregate Unpaid Past Due Amounts (as defined below) in respect of which this Warrant is being exercised. The Stock Valuation Price and the number and constitution of the Warrant Shares purchasable hereunder are subject to adjustment as provided below and in Section 4 of this Warrant.

For purposes of this Warrant, (a) the term “Warrant Shares” means shares of Series D Preferred Stock, (b) the term “Stock Valuation Price” shall initially mean $7.00 per share; provided that in the event of a Qualified Series D Preferred Stock Financing, the Stock Valuation Price shall be the price per share of the Company’s preferred stock sold by the Company in such Qualified Series D Preferred Stock Financing, (c) the term “Qualified Series D Preferred Stock Financing” shall mean the next sale by the Company in a transaction or series of related transactions of shares of its preferred stock following the final closing of the sale of the

Company’s Series C Preferred Stock (whether such preferred stock is actually designated or denominated as Series D or otherwise; following a Qualified Series D Preferred Stock Financing, all references herein to “Series D Preferred Stock” shall be deemed to be references to the preferred stock issued in a Qualified Series D Preferred Stock Financing) to investors in one or more transactions for aggregate cash proceeds to the Company of no less than $2,000,000 for bona fide capital-raising purposes, and (d) the term “Aggregate Unpaid Past Due Amount” at any time shall mean the sum of (i) the aggregate undisputed unpaid amounts (including interest accrued thereon) owed by the Company to Toshiba America Electronic Components, Inc. or its successor, that are then past due for payment pursuant to that certain Sales Agreement, dated effective as of June 27, 2011 by and between Toshiba America Electronic Components, Inc. and the Company (the “Base Unpaid Past Due Amount”) and (ii) 0.5% of the Base Unpaid Past Due Amount; provided, however, that upon each exercise of this Warrant, the Aggregate Unpaid Past Due Amount at the time of such exercise shall be reduced by the product obtained by multiplying (x) the number of Warrant Shares issued upon such exercise, by (y) the Stock Valuation Price. Upon written request of the Company at any time, the Holder shall, as soon as reasonably practicable but in any event within 20 business days, deliver to Company a written statement of Holder’s computation of the Aggregate Unpaid Past Due Amount as of such date.

The parties hereto acknowledge that this Warrant supersedes and replaces in all respects that certain Warrant to Purchase Series C Preferred Stock of Violin Memory, Inc. issued to the Holder by the Company on February 2, 2011, which warrant is hereby rendered null, void and without further force or effect.

1. Exercise; Issuance of Certificates; Acknowledgement. This Warrant is exercisable at the option of the holder of record hereof, at any time or from time to time from the date hereof up to the Expiration Date for all or any part of the Warrant Shares (but not for a fraction of a share) which may be purchased hereunder. The Company agrees that the Warrant Shares purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such Warrant Shares as of the close of business on the date on which the executed Form of Subscription and supporting documentation delivered and payment made for such Warrant Shares. Certificates for the Warrant Shares so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense as soon as reasonably practicable but in any event within 20 business days after the rights represented by this Warrant have been so exercised. Each certificate so delivered shall be in such denominations of the Warrant Shares as may be requested by the Holder hereof and shall be registered in the name of such Holder or its assignee. Notwithstanding anything to the contrary contained herein, unless the Holder otherwise notifies the Company, this Warrant shall be deemed to be automatically exercised using the Net Issuance method pursuant to Section 2 hereof immediately prior to the time on the Expiration Date at which this Warrant ceases to be exercisable.

2. Payment for Shares. The aggregate exercise price for Warrant Shares being purchased hereunder may be paid either (i) by cash or wire transfer of immediately available funds, (ii) if the fair market value of one (1) Warrant Share on the date of exercise is greater than the exercise price, by surrender of a number of Warrant Shares which have a fair market value equal to the aggregate exercise price of the Warrant Shares being purchased (“Net Issuance”) as determined herein, or (iii) any combination of the foregoing. If the Holder elects the Net

Issuance method of payment, the Company shall issue to Holder upon exercise a number of Warrant Shares determined in accordance with the following formula:

X=	Y(A-B)
A

where:	X	=	the number of Warrant Shares to be issued to the Holder;

	Y	=	the number of Warrant Shares with respect to which the Holder is exercising its purchase rights under this Warrant;

	A	=	the fair market value of one (1) Warrant Share on the date of exercise; and

	B	=	the exercise price.

No fractional shares arising out of the above formula for determining the number of Warrant Shares to be issued to the Holder shall be issued, and the Company shall in lieu thereof make payment to the Holder of cash in the amount of such fraction multiplied by the fair market value of one (1) Warrant Share on the date of exercise. For purposes of this Warrant, the fair market value of one (1) Warrant Share shall mean (a) if the date of exercise is after the commencement of trading of the Common Stock on a securities exchange or over-the-counter but prior to the closing of the initial public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (the “IPO”), the price per share of such Common Stock to the public set forth on the final prospectus relating to the IPO, multiplied (if Section 4.1 is not applicable) by the number of shares of Common Stock into which each Warrant Share is then convertible, (b) if the Common Stock is then traded on a securities exchange, the average of the closing prices of such Common Stock on such exchange over the thirty (30) calendar day period (or portion thereof) ending three (3) days prior to the date of exercise, multiplied (if Section 4.1 is not applicable) by the number of shares of Common Stock into which each Warrant Share is then convertible, (c) if the Common Stock is then regularly traded over-the-counter, the average of the closing sale prices or secondarily the closing bid of such Common Stock over the thirty (30) calendar day period (or portion thereof) ending three (3) days prior to the date of exercise, multiplied (if Section 4.1 is not applicable) by the number of shares of Common Stock into which each Warrant Share is then convertible, or (d) if there is no active public market for the Common Stock, the price per Warrant Share that the Company could obtain from a willing buyer for Warrant Shares sold by the Company, as such price shall be determined in good faith by the Company’s board of directors.

3. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant (together with all shares of Common Stock issuable upon conversion of such Warrant Shares, if applicable) will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of Warrant Shares (which shall initially be that number of authorized but unissued Series D Preferred Stock equal to the quotient obtained by dividing $45,000,000 by the Stock Valuation Price) (together with the number of shares of Common Stock issuable upon conversion of such Warrant Shares, if applicable), or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant.

4. Adjustment of Warrant Shares and Stock Valuation Price. The Stock Valuation Price and the number and constitution of Warrant Shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Valuation Price or number and constitution of Warrant Shares purchasable upon the exercise of this Warrant (as adjusted pursuant to this Section 4), the Holder of this Warrant shall thereafter be entitled to purchase, at the exercise price of $0.01 per share, the number of Warrant Shares obtained by dividing the Aggregate Unpaid Past Due Amounts by the Stock Valuation Price subsequent to such adjustment.

4.1 Conversion of Preferred Stock. If, at a time when the Warrant Shares consist of shares of Preferred Stock, all of the outstanding Preferred Stock of the Company are converted into shares of Common Stock, then this Warrant shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full immediately prior to such event and the shares of Preferred Stock received thereupon had been simultaneously converted into shares of Common Stock in connection with such event. Thereafter, this Warrant shall become exercisable for such adjusted number of Warrant Shares consisting of shares of Common Stock, and the Stock Valuation Price shall not be adjusted.

4.2 Subdivisions, Combinations and Dividends. In case the Company shall at any time subdivide its outstanding Warrant Shares into a greater number of shares or pay a dividend in Warrant Shares in respect of outstanding Warrant Shares, the Stock Valuation Price in effect immediately prior to such subdivision or at the record date of such dividend shall be proportionately reduced, and conversely, in case the outstanding Warrant Shares shall be combined into a smaller number of shares, the Stock Valuation Price in effect immediately prior to such combination shall be proportionately increased.

4.3 Reclassification. If any reclassification of the capital stock of the Company shall be effected in such a way that holders of Warrant Shares shall be entitled to receive stock, securities, or other assets or property (collectively, the “Reclassification Substitute”), then, as a condition of such reclassification, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the Warrant Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such amount of Reclassification Substitute as may be issued or payable with respect to or in exchange for a number of outstanding Warrant Shares equal to the number of Warrant Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. Thereafter, this Warrant shall be exercisable for such adjusted number of Warrant Shares consisting of Reclassification Substitute and the Stock Valuation Price shall not be adjusted. In any reclassification described above, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Valuation Price and of the amount of Reclassification Substitute purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any Reclassification Substitute thereafter deliverable upon the exercise hereof.

4.4 Notice of Adjustment. Upon any adjustment of the Stock Valuation Price or the number and constitution of Warrant Shares purchasable upon the exercise of this Warrant, the Company shall give written notice thereof, by first class mail postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company. The notice shall be signed by the Company’s chief financial officer and shall state the Stock Valuation Price and number and constitution of Warrant Shares resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. For the avoidance of doubt, the Company acknowledges that the Holder of this Warrant shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of Warrant Shares consisting of Preferred Stock which occur prior to the exercise of this Warrant, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

4.5 Other Notices. If at any time:

(1) the Company shall declare any cash dividend upon its Warrant Shares (or Common Stock issuable upon conversion thereof, if applicable);

(2) there shall be any reorganization, consolidation or merger of the Company in a transaction pursuant to which the stockholders of the Company immediately prior to such transaction do not hold a majority of the equity interests and voting power of the resulting or surviving entity immediately following such transaction;

(3) there shall be any reclassification of the capital stock of the Company;

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(5) there shall be an IPO;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (a) at least twenty (20) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or public offering, at least twenty (20) days prior written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, the date on which the holders of Warrant Shares (or Common Stock issuable upon conversion thereof, if applicable) shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Warrant Shares (or Common Stock issuable upon conversion thereof, if applicable) shall be entitled to exchange their Warrant Shares (or Common Stock issuable upon conversion thereof, if applicable) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, conversion or public offering, as the case may be.

5. Miscellaneous.

5.1 Authorization of Series D Preferred Stock. The Company hereby represents and warrants that on or prior to the date hereof, the Company has taken all required corporate actions to authorize and reserve for issuance upon exercise of this warrant at least 6,428,571 shares of Series D Preferred Stock, each having a per share liquidation preference senior to all other shares of capital stock equal to or greater than $7.00.

5.2 Protective Provisions. From the date hereof until the closing of a Qualified Series D Preferred Stock Financing, other than in connection with the consummation of a Qualified Series D Preferred Stock Financing that strictly complies with the terms of this Warrant, including but not limited to Section 5.3, the Company shall not, without first obtaining the written consent of the Holder:

(a) alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of Series D Preferred Stock; or

(b) increase or decrease the total number of authorized shares of Series D Preferred Stock.

5.3 Series D Financing Documents. Upon the closing of any Qualified Series D Preferred Stock Financing, and whether or not the Holder is issued shares of Series D Preferred Stock in connection with such Qualified Series D Preferred Stock Financing, the Holder shall, and shall be permitted to, enter into each agreement pursuant to which investors in the Qualified Series D Preferred Stock Financing are granted contractual rights (and become subject to contractual obligations) in connection with the Qualified Series D Preferred Stock Financing, including, without limitation, an investors’ rights agreement or registration rights agreement, a right of first refusal and co-sale agreement, and a voting agreement, thereby agreeing to be bound by all obligations and receive all rights thereunder as if the Holder were an investor in the Series D Preferred Stock Financing with the effect that Holder shall become bound by the same obligations and entitled to the same rights thereunder with respect to Warrant Shares issued or issuable upon exercise of this Warrant as the other investors in such Qualified Series D Preferred Stock Financing with respect to the shares of Series D Preferred Stock purchased by such other investors in such Qualified Series D Preferred Stock Financing.

6. No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

7. Warrants Transferable. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder may be transferred, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed; provided, that the transferee shall be an entity that controls, is controlled by, or is under common control with, the Holder (such entity, an “Affiliate”). For the avoidance of doubt, neither this Warrant nor any rights hereunder may be transferred to an entity that is not an Affiliate of the Holder.

8. Lost Warrants. In the case of any loss, theft, destruction or mutilation of this Warrant, upon receipt of an indemnity reasonably satisfactory to the Company, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

9. Modification and Waiver. No term of this Warrant may be amended and the observance of any term of this Warrant may not be waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of the Company and the Holder.

10. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Warrant shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile to the number set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given below, or designate additional addresses, for purposes of this Section 10 by giving the other party written notice of the new address in the manner set forth above.

11. Governing Law. This Warrant is to be construed in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized as of the date first above written.

VIOLIN MEMORY, INC.

By:	/s/ Donald G. Basile
Donald G. Basile, President

Address:

Violin Memory, Inc. 685 Clyde Avenue Mountain View, CA 94043 Facsimile: (650) 396-1543

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:

The undersigned, the holder of a right to purchase shares of Series D Preferred Stock of Violin Memory, Inc., a Delaware corporation (the “Company”), pursuant to that certain Warrant to Purchase Series D Preferred Stock of Violin Memory, Inc. (the “Warrant”), dated as of [                    ], hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                      (             ) shares of Series D Preferred Stock of the Company and herewith makes payment of                      Dollars ($        ) therefor by the following method:

(Check one of the following):

(check if applicable)	The undersigned hereby elects to make payment of Dollars ($ ) therefor in cash.

(check if applicable)	The undersigned hereby elects to make payment for the aggregate exercise price of this exercise using the Net Issuance method pursuant to Section 2 of the Warrant.

The undersigned represents that it is acquiring such securities for its own account for investment and not with a view to or for sale in connection with any distribution thereof.

The undersigned hereby represents and warrants that the Aggregate Unpaid Past Due Amount (as defined in the Warrant) as of the date hereof is equal to $        .

DATED:

TOSHIBA AMERICA ELECTRONIC COMPONENTS, INC.

By:

Name:

Its:

AMENDMENT NO. 1 TO

WARRANT TO PURCHASE SERIES D PREFERRED STOCK

OF VIOLIN MEMORY, INC.

THIS AMENDMENT NO. 1 TO WARRANT TO PURCHASE SERIES D PREFERRED STOCK OF VIOLIN MEMORY, INC. (“Amendment”) is made as of the 30th day of November, 2012, by and among Violin Memory, Inc., a Delaware corporation (the “Company”), and Toshiba America Electronic Components, Inc. or permitted assigns (the “Holder”). Terms not otherwise defined herein shall have the meaning ascribed to them in the Warrant (as defined below).

RECITALS

A. The Company issued to the Holder a Warrant to Purchase Series D Preferred Stock dated December 22, 2011 (the “Warrant”), which Warrant superseded and replaced all other warrants to purchase capital stock of the Company held by the Holder.

B. The Company and the Holder desire to amend the Warrant to provide that the Warrant will terminate immediately prior to the closing of the Company’s initial public offering of its Common Stock, in addition to the occurrence of the events listed in the Warrant.

C. The Warrant may be amended with the written consent of the Company and the Holder.

NOW, THEREFORE, in consideration for the mutual amendments set forth herein, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment. The first sentence of the second paragraph of the Warrant is hereby replaced and amended to read in its entirety as follows:

“This Warrant shall be exercisable at any time from time to time up to and including the earliest of (i) 5:00 p.m. (Pacific Time) on December 22, 2021, (ii) immediately prior to the closing of any reorganization, consolidation or merger of the Company in a transaction pursuant to which the stockholders of the Company immediately prior to such transaction do not hold a majority of the equity interests and voting power of the resulting or surviving entity immediately following such transaction, and (iii) immediately prior to the closing of the sale of the Company’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Company) (such earliest time being referred to herein as the “Expiration Date”) upon delivery to the Company at its principal office of (i) the Form of Subscription attached hereto duly completed and executed, (ii) payment pursuant to Section 2 of the aggregate exercise price for the number of Warrant Shares for which this Warrant is being exercised determined in accordance with the provisions hereof, and (iii) documentation supporting the applicable Aggregate Unpaid Due Amounts (as defined below) in respect of which this Warrant is being exercised.”

2. Severability. In case any one or more of the provisions contained in this Amendment is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Amendment, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California, without giving effects to the conflicts of law principles thereof.

4. Titles and Subtitles. The titles and subtitles used in this Amendment are for convenience only and are not to be considered in construing or interpreting this Amendment.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall be effective when executed by the Company and the Holder. This Amendment may also be executed and delivered by facsimile signature or electronic delivery and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * *

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Warrant to Purchase Series D Preferred Stock as of the date first written above.

VIOLIN MEMORY, INC.

By:	/s/ Donald G. Basile
Name:	Donald G. Basile
Title:	President and Chief Executive Officer

HOLDER

By:	/s/ Scott Nelson
Name:	Scott Nelson
Title:	Sr. Vice President
Memory Business Development

VIOLIN MEMORY, INC.

SIGNATURE PAGE TO AMENDMENT NO. 1 TO WARRANT TO PURCHASE SERIES D PREFERRED STOCK